Exhibit 99.1

CHICAGO, IL (August 10, 2004) Universal Access Global Holdings Inc. (NASDAQ: UAXS) (the “Company”) announced today that on August 4, 2004 it received a Nasdaq Notice of Additional Concerns in response to the Company and its U.S. subsidiaries filing voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.   The notice states that the Company fails to satisfy the requirements as set forth in Marketplace Rule 4450(f).  Rule 4450(f) provides Nasdaq with the authority to suspend or terminate the securities of an issuer that has filed for bankruptcy.

The Company previously announced on July 1, 2004 that it received a Nasdaq Staff Determination on June 28, 2004 indicating that the Company failed to satisfy the stockholder’s equity, earnings or market value of publicly held shares requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities were, therefore, subject to delisting from the Nasdaq SmallCap Market.  In response to the June 28, 2004 determination, the Company requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination.  A hearing was held on July 29, 2004 and the Company is awaiting the Staff’s decision.  In addition to the Company’s information provided at the hearing, the Panel will also consider the Company’s Chapter 11 filing in rendering its final decision.

There can be no assurance the Panel will grant the Company’s request for continued listing on the Nasdaq SmallCap Market. The Company will publicly announce the Panel’s determination promptly following notification from the Panel. If the Panel determines to delist the Company’s common stock, the Company will explore trading its common stock on the OTC Bulletin Board or the pink sheets.

As a result of the Company filing for protection under the U.S. Bankruptcy Code, commencing Friday, August 6, 2004, a fifth character “Q” was added to the Company’s trading symbol so that the Company’s new trading symbol is “UAXSQ.”

ABOUT UNIVERSAL ACCESS

Universal Access (NASDAQ: UAXS) is a leading communications network integrator for carriers and service providers expanding into markets and areas beyond their own network presence. Founded in 1997, the company is a single, independent source of analysis, design, planning and provisioning (installing) of end-to-end data/voice circuits and networks. Universal Access provides network connectivity services, software and information products — including the industry-leading LattisTM tariff pricing software — to over 200 U.S. and international telecom carriers, cable companies, system integrators, government and enterprise customers. Over the past seven years, Universal Access has created the industry’s leading network infrastructure database, the Universal Information Exchange (UIX®). The UIX holds real-time information on the availability, location, and prices for thousands of data and voice circuit connections, and covers 145 million physical U.S. telecom locations collected from more than 400 carriers and other sources.

For further information about Universal Access, visit the company’s Web site at www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements based on current expectations, forecasts and assumptions. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.